Exhibit FILING FEES.

Calculation of Filing Fee Tables

Form S-8

(Form Type)

HEALTHSTREAM, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, no par value per share (“Common Stock”)	Rule 457(c) and Rule 457(h) (2)	1,500,000	$19.83	$29,745,000	0.0000927	$2,757.36
	Total Offering Amounts					$29,745,000		$2,757.36
	Total Fee Offsets							--
	Net Fee Due							$2,757.36

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low sales price of the Company’s Common Stock as reported on the Nasdaq Global Select Market on May 23, 2022.